Exhibit 10.1


                              LUNAR CORPORATION
                          Deferred Compensation Plan

      Section 1. Introduction. The purpose of the Lunar Corporation Deferred Compensation Plan (the "Plan") is to permit certain key employees of Lunar Corporation, a Wisconsin corporation (the "Company"), and certain of its Subsidiaries (as defined below) to defer receipt of the base salary, commissions or bonuses, or any of them, earned by or payable to such employees until such times as set forth herein.

      Section 2. Definitions. For purposes of the Plan, the following capitalized terms shall have the meanings set forth below.

2.1 "Account" shall mean an account kept on the books and records of the Company established on behalf of a Participant to which amounts deferred by such Participant and earnings thereon are credited.

2.2 "Agreement" shall mean the written instrument between the Company and a Participant evidencing such Participant's election to defer compensation hereunder.

2.3 "Beneficiary" shall mean the beneficiary or beneficiaries (including any contingent beneficiary) designated pursuant to Section 4.5.

2.4   "Board" shall mean the Board of Directors of the Company.

2.5   "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.6 "Committee" shall mean the two or more members of the Board who are selected by the Board to administer the Plan.

2.7 "Company" shall mean Lunar Corporation, a Wisconsin corporation, or any successor thereto.

2.8 "Disability" shall mean the inability, as determined solely by the Committee, of any Employee to perform substantially his or her duties and responsibilities for a continuous period of at least six months.

2.9 "Eligible Employee" shall mean an employee of an Employer whose base salary for a Deferral Year is scheduled to be at least $100,000 as of the first day of such Deferral Year (or such other amount determined by the Committee from time to time).

2.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.11   "Effective Date" shall mean September 1, 1997.

2.12 "Employer" shall mean the Company and each Subsidiary, other than a Subsidiary, if any, which the Committee excludes from participation in the Plan.

2.13 "Participant" shall mean an Eligible Employee who has elected to defer compensation pursuant to the terms of the Plan.

2.14 "Subsidiary" shall mean any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock voting generally in the election of directors in one of the other corporations in such chain.



      Section 3.  Participation and Deferrals.

3.1 Participation. In General. Each Eligible Employee may participate in the Plan by executing an Agreement with the Company prior to the beginning of any calendar month.

3.2 Deferral Elections. An Eligible Employee may elect to defer for each calendar month the receipt of (i) between 1% and 50% of base salary payable to or earned by such employee during such month (or such greater percentage specified for such Eligible Employee in such Eligible Employee's Agreement, or determined from time to time by the Committee), (ii) between 5% and 100% of any commissions payable to or earned by such Eligible Employee during such month and (iii) between 5% and 100% of any bonuses payable to or earned by such Eligible Employee during such month. In no event shall an Agreement apply to compensation earned prior to the date on which an Agreement is received by the Company. A Participant may not revoke or change an election to defer compensation for a calendar month after the beginning of such month, but may change or revoke his or her election for any subsequent month by executing with the Company a new Agreement prior to the month for which the change or revocation is to become effective.

3.3 Deferred Compensation Account. (a) Establishment of Account; Crediting Deferred Compensation. Any compensation deferred by a Participant shall be credited to such Participant's Account as of the date on which, absent such election, such compensation would have been payable to the Participant.

      (b) Earnings. For bookkeeping purposes only, until a Participant's Account has been paid in its entirety, such Account shall be credited quarterly in arrears as of the last calendar day of each fiscal quarter of the Company at a rate of interest equal to one percent (1%) per quarter. A Participant's Account shall bear interest from and including the first day on which an amount is credited to the Account, or from and including the most recent last calendar day of a fiscal quarter on which interest was credited to such Account, to but excluding the date as of which interest is credited. Although the Participant's Employer or the Company may actually invest (or cause an agent holding assets on behalf of the Employer or the Company to invest) an amount equal to each Participant's Account balance in interest bearing accounts or other investment vehicles to facilitate the payment of Account balances, neither the Company nor the Employer is required to do so nor to set aside any amount to pay such Account balances.

      (c) Notices. Each Participant shall receive written notice of his or her Account balance as soon as practicable following the last day of each calendar quarter.



      Section 4.  Payments of Deferred Compensation.

4.1 Timing. Except as otherwise provided herein, the balance of a Participant's Account shall be paid or commence to be paid to such Participant on the date(s) elected by the Participant in such Participant's Agreement; provided, however, that the date(s) elected by the Participant shall be at least one year after the execution of the Participation's Agreement or, if earlier, the participant's termination of employment with the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion, defer the payment of all or any portion of a Participant's Account to the extent it determines that the payment of such amount at the time elected by the Participant would cause the Company or the Participant's Employer to be unable to deduct any portion of the Participant's compensation as a result of the limitations prescribed by Section 162(m) of the Code.

4.2 Manner of Payment. Each Participant shall receive payment of the amount credited to his or her Account either in a single lump sum or in monthly, quarterly or annual installments at least equal to $1,000 over a period of years not to exceed 20 years, as permitted by the Committee and elected by the Participant. In the event the Participant's employment terminates by reason of death, the Participant's Beneficiary shall receive or continue to receive payment of the unpaid balance of the Participant's Account at the same time and in the same manner as such Account balance would have been paid to the Participant had he or she survived; provided, however, that the Committee may accelerate the payment of such Account in its sole discretion.

4.3 Emergency Payments. In the event of an Unforeseeable Financial Emergency (as defined below), a Participant may file a written request with the Company to receive all or any portion of the balance of such Participant's Account in an immediate lump sum payment. A Participant's written request for such a payment shall describe in reasonable detail the circumstances which the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Financial
Emergency.   An "Unforeseeable Financial Emergency" shall mean unforeseeable severe financial hardship resulting from (i) the Participant's Disability,
(ii) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (iii) loss of the Participant's property due to casualty or (iv) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. Unforeseeable Financial Emergency payments shall be made only to the extent necessary to satisfy the emergency need and shall not be made to the extent the need is or may be relieved through reimbursement or compensation, by insurance or otherwise, by cessation of deferrals under the Plan or by liquidation of the Participant's assets (to the extent such liquidation itself would not cause severe financial hardship). Any Unforeseeable Financial Emergency payment from a Participant's Account shall be deemed to cancel any deferral election of the Participant then in effect and, unless otherwise determined by the Committee, the Participant shall be suspended from making further deferral elections under the Plan during the remainder of the Deferral Year in which such payment is made and the Deferral Year immediately thereafter.

4.4 Distributions to Minor and Disabled Persons. If a payment is to be made to a minor or to an individual who, in the opinion of the Committee, is unable to manage his or her financial affairs by reason of illness or mental incompetency, such distribution may be made to or for the benefit of any such individual in such of the following ways as the Committee shall direct: (a) directly to any such minor individual if, in the opinion of the Committee, he or she is able to manage his or her financial affairs, (b) to the legal representative of any such individual, (c) to a custodian under a Uniform Gifts to Minors Act (or similar law) for any such minor individual, or (d) to some near relative of any such individual to be used for the latter's benefit. Neither the Committee nor any Employer shall be required to see to the application by any third party of any payment made to or for the benefit of a Participant or Beneficiary pursuant to this Section.

4.5 Beneficiaries. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt of
the Participant's written designation by the Company.   If no Beneficiary
survives the Participant, the Company shall direct that payment of any balance to the Participant's Account be made in the following order of priority:

      (a)  to the Participant's spouse; or if none,
      (b)  to the Participant's descendants, per stirpes; or if none,
      (c)  to the Participant's estate.


      Section 5. Administration. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth. The Committee's interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be conclusive and binding on all persons for all purposes. In this connection, the Committee may delegate to any Employer, committee or individual, whether or not an employee of an Employer, the duty to act for the Committee hereunder. No officer or employee of the Company or any Employer shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith. The expenses of administering the Plan shall be paid by the Employers and shall not be charged against the Plan.

      Section 6.  Miscellaneous.

6.1 Unfunded Status and Application of ERISA. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation section 2520.104-23. In order to meet the deferred obligations hereunder, the Company and the Employers may, but shall not be required to, set aside or earmark an amount necessary to provide payments equal to the aggregate balances of the Participants' Accounts. In the event that the Company or an Employer sets aside any amounts to provide payments hereunder, such amounts, and all income attributable to such amounts, shall remain (until made available to a Participant or Beneficiary) solely the property and rights of the Company or such Employer (without being restricted to the provision of benefits under the Plan) and shall be subject to the claims of the Company's or the Employer's general creditors. The Company's and each Employer's obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or Beneficiary shall have any right to any specific assets. The Plan constitutes a mere promise by the Company and each Employer to make benefit payments in the future.

6.2 Immunity. Neither the establishment of the Plan nor the payment of any Account hereunder shall be construed as giving or granting any person any legal or equitable rights against the Company, any Employer, the Board, the Committee, or any of their officers, trustees, associates, or agents, other than such as are specifically conferred by the express terms of the Plan.

6.3 Nonassignability. No compensation deferred under the Plan or any amount credited to an Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of any Participant or any Beneficiary, and any attempt to transfer or encumber the same shall be void, other than pursuant to a qualified domestic relations order as defined in Title I of ERISA.

6.4 Amendment of the Plan. The Board may, in its sole discretion and without the consent of any Participant or Beneficiary, amend the Plan at any time and in any manner by duly adopted resolutions, including, without limitation, the acceleration of the payment of any Accounts hereunder; provided, however, that no amendment shall reduce the amount credited to the Account of any Participant immediately prior to such amendment.

6.5 Withdrawal by an Employer; Termination of the Plan. Each Employer may, in its sole discretion without the consent of any Participant or Beneficiary, terminate its participation in the Plan at any time by giving written notice thereof to the Committee and each Participant employed by such Employer. Notwithstanding any Participant's deferral election set forth in an Agreement pursuant to Section 3.1 and Section 3.2, the amount credited to each Account shall be paid to the person entitled thereto at such time and in such manner as the Committee shall determine, but not later than the date or dates payments would have been made had such Employer's participation in the Plan not been terminated. The Company may, in its sole discretion, terminate the Plan without the consent of, or notification to, any person. Upon the termination of the Plan, all Account balances shall be paid to Participants and Beneficiaries.

6.6 No Contractual Rights to Serve. Nothing in the Plan shall be interpreted as conferring any right on any employee to remain employed by an Employer for any stated period of time or otherwise change the employee's employment relationship with his or her Employer from an employment at will relationship.

6.7 Tax Withholding, Etc. Any payment required under the Plan shall be subject to all requirements of the law with regard to withholding taxes, filings, and making of reports, and each Employer and Participant shall use its or his or her best efforts to satisfy promptly all such requirements, as applicable.

6.8 Applicable Law. The Plan and all rights hereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed in accordance therewith without giving effect to the principles of conflicts of laws.